UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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PECO II, INC.
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OPEN LETTER TO CUSTOMERS, PARTNERS, EMPLOYEES AND STAKEHOLDERS

We are delighted to share with you the news that Lineage Power Holdings, Inc. (Lineage), a Gores Group company, has signed a definitive agreement to acquire all of the outstanding shares of PECO II for $5.86 per share in cash.  The transaction is subject to the approval of PECO II stockholders.  The companies anticipate that the transaction will be completed in the second calendar quarter of 2010.  You can refer to the 8-K filed with the SEC for more information.  We will keep you informed of new developments as they occur.

The combination of Lineage Power and PECO II is a strategic, complementary fit that creates a stronger and more capable, end-to-end energy systems and services provider focused on delivering the industry’s best customer experience.  Combining the two companies’ strengths should expand our ability to deliver cost-effective, reliable and energy-efficient power solutions for telecom central offices, mobile switching centers, outside plant, data centers and cell sites.  Together, our US-based engineering, design, qualification, and professional services thought leaders will deliver solutions purpose-built to exceed rigorous North American telecom standards, backed by decades of proven product strength and a Bell Labs heritage of innovation.

Once the transaction is complete, we expect:

●	Lineage customers can benefit from an expanded product and services portfolio; battery distribution fuse bay (BDFB/BDCBB) products; and leading power inverter solutions.

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PECO II customers can benefit from Lineage Power’s extensive North American engineering and product qualification infrastructure; and Total Efficiency™ architecture that recaptures energy loss and lowers cooling requirements to reduce greenhouse gas emissions and achieve sustainability objectives.

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Together, our products and nationwide service infrastructure will create one of the largest and most capable professional services organizations for telecom power in North America.  Customers can optimize power plant sourcing while reducing utility and cooling costs to help scale optical, wireless and broadband networks at lower relative costs.  An expanded global manufacturing scale will provide world-class quality and delivery at competitive prices.

Customers can continue to invest in the current products from both PECO II and Lineage Power.  Continuous supply of both product portfolios is expected to remain unchanged.  Existing contract terms remain unchanged.

It is expected that the engineering, professional services, sales, solution engineering, support and training resources you work with every day will continue to support you and your installed base of products. We remain committed to investing in research and development to deliver new products.  The combined company can better serve the installed base with comprehensive, US-based engineering, product qualification, and support services.

The engineers at Lineage and PECO II are the best in the industry, responsible for hundreds of global patents and unique planning and design services expertise that ensures every system installed leverages existing infrastructure investments while optimizing future performance and capacity.  No changes are anticipated to the support, marketing or selling of particular PECO II or Lineage Power products.  We envision leveraging best practices from both organizations to ensure the industry’s best customer experience.  Ultimately, the driver in all of our decisions will be the needs of our customers.     Service, maintenance, warranty and support contract terms remain unchanged.

Unique Solution
Today's announcement opens a new chapter in Lineage Power’s 95+ year heritage of patented innovation as part of AT&T, Bell Labs, Lucent Technologies and Western Electric. The thought leadership of Lineage Power and PECO II employees will remain focused on creating customer value and building energy systems solutions that leave no power plant behind.  The first name in power, Lineage will remain the only North American provider with US-based research and development.

Strong Foundation
This combination will leverage the core competencies of two respected industry leaders to strengthen the technological and financial foundation for delivering DC power conversion solutions. With the addition of PECO II, Lineage Power expects to significantly expand its current market presence and future market opportunity by delivering the industry’s best customer experience through world-class execution.  In alignment with customer needs, analyst recommendations and industry standards efforts, our technology platforms will be strengthened and accelerated providing the financial foundation to appropriately address strategic objectives and explore exciting new opportunities.  As PECO II joins Lineage Power, we believe we will be the perfect sized organization – large enough to be a global player, yet small enough to have direct access to our developers and executives.

Ready-to-Ship Solutions Today
Lineage Power and PECO II products already co-exist in many customer environments. We expect customers will be able to extend their existing investment in one product line to the other. While we will explore opportunities after the transaction closes to build a more powerful joint solution set - it is also an important reminder that each product portfolio is well respected for its individual reliability and management capabilities.  Ultimately, the driver in all of our decisions will be the needs of our customers.

Customer Focused
PECO II and Lineage Power share the corporate culture that there is nothing more important than our customers.  Our goal is to become your favorite vendor by delivering on our promises – on-time and on-budget – by helping you do your job better and spend less time doing it.  We will measure our success by your satisfaction.  We can assure you that together we will earn the right to your business. We will compete fairly on value, technology, domain expertise, and customer support to maintain the honesty, integrity and respect that you would expect of a world-class company.

We invite all PECO II customers, partners and prospects to visit the Lineage Power facilities in Plano, TX.  It is the R&D, quality assurance, and performance testing conducted in Plano that gives Lineage Power the ability to lead the way in the delivery of safe, reliable and energy efficient solutions that lower costs and accelerate delivery of new voice, video and data subscriber services.

We would like to extend a personal thank you for your continued loyalty and support during these times of change at PECO II and Lineage Power.  Our passion is to build companies that last – with this in mind, we are focused on becoming the best power conversion company in the world. The quality of the relationships with our customers will be our indicator of success. All of us here at Lineage Power and PECO II look forward to working with you for the future benefit of all our organizations.

If you have any further questions or concerns we encourage you to contact Lineage Power at 877-LINEAGE or +1 972 244 9288; or PECO II at 800-999-PECO or +1 419 468 7600.  Please also feel free to contact Lineage Power CEO Craig Witsoe directly at +1 972 244 9358 or send an email to craig.witsoe@lineagepower.com.

Forward-Looking Statements
Statements in this communication that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements.  For example, although PECO II and Lineage have signed an agreement for a subsidiary of Lineage to merge into PECO II, there is no assurance that they will complete the proposed merger.  The proposed merger may not occur at all if the companies do not receive necessary approval from PECO II’s shareholders, or if it is blocked by a governmental agency, or if either PECO II or Lineage fail to satisfy other conditions to closing.  Other risks and uncertainties to which PECO II is subject are discussed in its reports filed with the SEC under the caption “Risk Factors” and elsewhere, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2008 (filed March 31, 2009); and its Quarterly Reports on Forms 10-Q for the fiscal quarter ended March 31, 2009 (filed May 15, 2009); for the fiscal quarter ended June 30, 2009 (filed August 14, 2009); and for the fiscal quarter ended September 30, 2009 (filed November 13, 2009).  This communication contains time-sensitive information that reflects management’s best analysis only as of the date of this communication.  PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this communication.

Additional Information and Where to Find It
In connection with the proposed acquisition of PECO II by Lineage, PECO II intends to file relevant materials with the SEC, including its proxy statement on Schedule 14A.  Shareholders and investors are advised to read all relevant documents filed with the SEC, including the proxy statement, because they will contain important information about the proposed transaction.  Shareholders and investors may obtain a free copy of the proxy statement (when available) and other documents filed by PECO II with the SEC at the SEC’s website at www.sec.gov.  Free copies of the proxy statement (once available) and PECO II’s other filings with the SEC, may be obtained by directing a written request to PECO II, Inc., Attention: Jocelyn Koozer, 1376 State Route 598, Galion, Ohio 44833.

Participants in the Solicitation
PECO II and its directors, executive officers and other members of its management may be deemed to be soliciting proxies from PECO II’s shareholders in favor of the proposed transaction.  Investors and shareholders may obtain more detailed information regarding the direct and indirect interests in the proposed transaction of persons who may, under the rules of the SEC, be considered participants in the solicitation of PECO II’s shareholders in connection with the proposed transaction by reading the preliminary and definitive proxy statements regarding the proposed transaction, which will be filed with the SEC.